EXHIBIT 10.1

November 13, 2003

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amended Agreement”) is made on, and is effective as of, November 13, 2003 (the “Amended Effective Date”) by and between Sunrise Senior Living, Inc., a corporation organized and existing under the laws of Delaware (the “Company”), and Paul J. Klaassen (the “Executive”). This Amended Agreement amends and restates in its entirety the Employment Agreement made and effective as of September 12, 2000 by and between the Company and the Executive (the “Original Agreement” and, together with the Amended Agreement, the “Agreement”).

W I T N E S S E T H:

     WHEREAS, the Company wishes to employ the Executive as Chairman and Chief Executive Officer on the terms and conditions set forth in this Agreement; and

     WHEREAS, the Executive is willing to accept such employment on such terms and conditions;

     NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1.     SCOPE OF EMPLOYMENT. The Company hereby agrees to employ the Executive upon the terms and conditions herein set forth and the Executive agrees to perform such executive duties as may be determined and assigned to him by the Board of Directors of the Company (the “Board”). The Executive hereby accepts such employment, subject to the terms and conditions herein set forth. The Executive shall have the title of Chairman and Chief Executive Officer. While serving as Chairman and Chief Executive Officer, the Executive shall have the customary duties and powers of such position. Executive shall not be employed by any other organization during the term of this Agreement.

2.     TERM.

     (a)  The term of Executive’s employment under this Agreement shall be for five (5) years. It shall begin on the Amended Effective Date and thereafter on an annual basis be extended for a one-year period, to maintain a rolling five-year term, unless it is earlier terminated as follows:

          (i) By the Company for Good Cause (as hereinafter defined) immediately upon notice from the Company to the Executive, or at such later time as such notice may specify;

          (ii) By the Company for other than Good Cause upon 30 days’ prior written notice from the Company to the Executive. For purposes hereof, the Executive shall be deemed terminated by the Company for other than Good Cause if the Executive terminates employment for Good Reason (as hereinafter defined) upon 30 days’ prior written notice from the Executive to the Company;

          (iii) Upon the Company’s dissolution or liquidation;

          (iv) By the Executive for any reason upon 30 days’ prior written notice from the Executive to the Company;

          (v) Upon the death of the Executive; or

          (vi) Upon the disability of the Executive (as hereinafter defined) immediately upon notice from either party to the other.

     (b)  For purposes hereof, “Good Cause” shall mean, and be limited to, (i) any material breach by the Executive of the terms of this Agreement, (ii) the Executive’s willful commission of acts of dishonesty in connection with his position, (iii) chronic absenteeism (other than by reason of disability), (iv) the Executive’s willful failure or refusal to perform the essential duties of his position, (v) conviction of a felony, or (vi) the Executive’s engaging in illegal or other wrongful conduct substantially detrimental to the business or reputation of the Company. If a ground for termination under this Section 2(b) is amenable to cure, the Company shall provide the Executive with written notice describing the nature of the ground for termination. If the Executive cures same within 30 days after such notice is given, there shall be no termination for Good Cause.

     (c)  For purposes hereof, the term “Good Reason” shall mean the occurrence of any one or more of the following events unless the Executive specifically agrees in writing that such event shall not be Good Reason:

          (i) the assignment to the Executive by the Board or other officers or representatives of the Company of duties materially inconsistent with the duties associated with the position described in Section 1 as such duties are constituted as of the Amended Effective Date;

          (ii) a material change in the nature or scope of the Executive’s authority from those applicable to him as Chairman and Chief Executive Officer as such authority is constituted on the Amended Effective Date;

          (iii) the occurrence of material acts or conduct on the part of the Company or its officers and representatives which have as their purpose forcing the resignation of the Executive or preventing him from performing his duties and responsibilities pursuant to this Agreement;

          (iv) a material breach by the Company of any material provision of this Agreement, provided that failure of the Company to pay any amount, or to provide any benefit, pursuant to the provision of Sections 3 and 4 hereof shall be deemed to be a material breach by the Company of a material provision of this Agreement; or

          (v) requiring the Executive to be principally based at any office or location more than 50 miles from the current offices of the Company in McLean, Virginia.

If a ground for termination under this Section 2(c) is amenable to cure, the Executive shall provide the Company with written notice describing the nature of the ground for termination. If the Company cures same within 30 days after such notice is given, there shall be no termination for Good Reason.

     (d)  For purposes hereof, the term “disability” shall have the same definition as is set forth in the then current group disability policy, if any, maintained by the Company for its executive employees. If the Company does not have such a group term disability policy, the definition of “disability” shall be as is set forth in the individual disability policy, if any, purchased in order to fund the Company’s liability under this Agreement in the event of the Executive’s disability. If the Company maintains no such disability policies, “disability” shall mean the inability of the Executive, due to illness, accident or any other physical or mental incapacity, to perform his duties in a normal manner for a period of six (6) consecutive months.

     (e)  For purposes hereof, the term “Date of Termination” shall mean the effective date of the termination of the Executive’s employment in accordance with the applicable provision of this Section 2.

3.     COMPENSATION.

     (a)  Annual Salary. The Company agrees to pay the Executive, and the Executive agrees to accept, in payment for services to be rendered by the Executive hereunder, an initial base salary of Four Hundred Fifty Thousand Dollars ($450,000) per annum. The salary shall be payable in equal periodic installments, not less frequently than monthly, less such sums as may be required to be deducted or withheld under the provisions of federal, state or local law. The Company agrees to review the Executive’s salary annually at or around January 1st of each calendar year (or such other time as the Company and the Executive mutually agree), commencing on or about January 1, 2004, for adjustment based on the Executive’s performance.

     (b)  Annual Bonus. In addition to the Executive’s salary, the Executive shall be eligible to receive an annual bonus based upon the achievement of goals established by the compensation committee of the Board (the “Compensation Committee”) after due consultation with the Executive. The Executive’s annual bonus for calendar year 2003 will be targeted at a minimum of $450,000.

     The Compensation Committee in its discretion, shall base such bonus payment upon the satisfaction of one or more performance goals (“Performance Goals”). The Performance Goals shall be based upon the achievement of (i) a specified level, of (x) the Company’s consolidated pre-tax or after-tax earnings or EBITDA or (y) the pre-tax or after-tax earnings, or the EBITDA, of any particular subsidiary, division or other business unit of the Company, (ii) the achievement of a specified level of revenues, earnings, costs, return on assets, return on equity, return on capital, return on investment, return on assets under management, net operating income or net operating income as a percentage of book value with regard to the Company, particular subsidiaries, divisions or business units of the Company, particular assets or groups of assets or particular employees or groups of employees, (iii) any other appropriate goals as determined by the Compensation Committee or (iv) any combination of the foregoing. Commencing with the year 2004, to be eligible for an annual bonus for a particular year, the Executive must submit proposed Performance Goals in writing to the Compensation Committee on or before January 31 of such year.

     (c)  Stock Options. The Executive was awarded an incentive stock option grant on September 11, 2000 under the Company’s Stock Option Plan for 350,000 shares of stock. Such grant vests at the rate of 25% (87,500 shares per year) at the end of each calendar year beginning on December 31, 2000, and ending on December 31, 2003.

4.     FRINGE BENEFITS, REIMBURSEMENT OF EXPENSES, ETC.

     (a)  The Executive shall be entitled to paid vacation, holidays and sick leave benefits in accordance with the Company’s policies for executive employees.

     (b)  The Executive and/or his family shall be entitled to medical insurance from the Company in accordance with the Company’s policies for employees. In addition, the Executive shall be entitled to a fully-insured executive medical/dental plan providing supplemental coverage for the Executive and his family for those items not covered under the Company’s general health plan (for example, prescriptions, orthodontia, eye surgery or other coverages which may be excluded from the group medical plan). Notwithstanding the termination of this Agreement for any reason, the Company and any of its successors and assigns shall provide to the Executive and his family until the Executive attains or, in the case of his death, would have attained, the age of 65 (but to his children only through their attainment of age 22) the medical insurance described in the first sentence of this Section 4(b) and the supplemental coverage described in the second sentence of this Section 4(b), at the expense of the Company.

     (c)  Notwithstanding any termination of this Agreement, the Company agrees to make contributions of $150,000 per year for 12 years into a non-qualified deferred compensation plan. As of the Amended Effective Date, the Company represents that it has paid an aggregate of $600,000 into this plan, leaving an aggregate amount of $1,200,000 to be paid over the ensuing 8 years. At the end of this 12-year period, the Executive or his beneficiaries, as the case may be, shall be entitled to receive any net gains accrued or realized from the investment of the amounts contributed by the Company and the Company will receive any remaining amounts. This arrangement supercedes the life insurance arrangement set forth in Section 4(c) of the Original Agreement.

     (d)  The Company agrees to pay, or promptly reimburse the Executive for, all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Company, provided that the Executive furnishes appropriate documentation for such expenses in accordance with the Company’s practices and procedures.

     (e) The Company shall provide the Executive with an automobile reasonably acceptable to the Executive and the Compensation Committee, or the Executive shall receive an automobile allowance during the term of this Agreement in a reasonable amount as determined by the Compensation Committee. The Company agrees to pay, or promptly reimburse the

Executive for, any other benefits or expenses (such as executive air travel and health club or other membership fees or dues) as may be approved by the Compensation Committee from time to time.

     (f)  Executive shall be entitled to participate in those retirement plans, both defined contribution and defined benefit, qualified and non-qualified, as are then currently available to the Company’s executive employees and such new retirement plans, if any, as may be adopted by the Company from time to time.

5.     TERMINATION BENEFITS. In addition to the benefits described under the Agreement that survive the termination of the Agreement, the following benefits will be paid on account of the termination of the Agreement for the following reasons:

     (a)  Upon termination of this Agreement by the Company for Good Cause pursuant to Section 2(a)(i), or by the Executive for other than Good Reason, death or disability, the Company shall

          (i) pay to the Executive immediately after the Date of Termination an amount equal to the sum of the Executive’s accrued base salary and any bonus amount earned but not yet paid;

          (ii) make additional payments to the Executive each year on the anniversary date of the Date of Termination, for three consecutive years following said termination, equal to his annual salary and bonus for the year of termination; and

          (iii) provide to Executive’s spouse (and children through their attainment of age 22), in the event of his death (after termination of the Agreement for one of the reasons set forth in clause (a) above), and the Executive in the event of his disability (after the termination of the Agreement for one of the reasons set forth in clause (a) above), medical insurance through the date the Executive attains or, in the case of his death, would have attained, age 65.

     (b)  Upon termination of this Agreement due to the Executive’s disability or death:

          (i) the Company shall pay to the Executive or his beneficiaries, as the case may be, immediately after the Date of Termination, an amount which is equal to the Executive’s base salary and annual bonus amount for the remaining portion of the rolling five-year term of the Agreement (as if there had been no early termination due to his disability or death);

          (ii) the Company shall make additional payments each year, on the anniversary of the Date of Termination, for three consecutive years following said termination equal to his annual salary and bonus for the year of termination;

          (iii) the Company shall provide to the Executive’s spouse (and children through their attainment of age 22) in the event of his death (after the termination of the Agreement due to his disability), and to the Executive and his family (including his children only through their attainment of age 22) in the event of his disability, medical insurance through the date the Executive attains or, in the case of his death, would have attained, age 65; and

          (iv) any stock options shall be fully vested.

     (c)  Upon termination of this Agreement by the Company for other than Good Cause or by the Executive for Good Reason:

          (i) the Company shall pay to Executive or his beneficiaries, as the case may be, immediately after the Date of Termination an amount which is equal to the Executive’s base salary and annual bonus amount for the remaining portion of the rolling five-year term of the Agreement (as if there had been no early termination by the Company for other than Good Cause or by the Executive for Good Reason);

          (ii) the Company shall make additional payments each year, on the anniversary of the Date of Termination, for three consecutive years following said termination equal to his annual salary and bonus for the year of termination;

          (iii) the Company shall provide to the Executive’s spouse (and children through their attainment of age 22) in the event of his death (after the termination of the Agreement for one of the reasons set forth in clause (c) above), and the Executive in the event of his disability (after the termination of the Agreement for one of the reasons set forth in clause (c) above), medical insurance through the date the Executive attains or, in the case of his death, would have attained age 65; and

          (iv) the Company shall fully vest any stock options previously granted to the Executive.

     (d)  If the Executive’s employment is terminated within 180 days after a Change in Control, the Executive shall be entitled to the following from either the Company or its successor, if any:

          (i) the Company shall pay to Executive or his beneficiaries, as the case may be, immediately after the Date of Termination an amount which is equal to the Executive’s base salary and annual bonus amount for the remaining portion of the rolling five-year term of the Agreement (as if there had been no early termination after a Change in Control);

          (ii) the Company shall make additional payments each year, on the anniversary of the Date of Termination, for three consecutive years following said termination equal to his annual salary and bonus for the year of termination;

          (iii) Executive’s spouse (and any children through their attainment of age 22) in the event of his death (after the termination of the Agreement following a Change in Control as contemplated by this Section 5(d)), and the Executive in the event of his disability (after the termination of the Agreement following a Change in Control as contemplated by this Section 5(d)) shall be entitled to medical insurance through the date the Executive attains or, in the event of his death, would have attained, age 65; and

          (iv) A “Change in Control” means any of the following events:

               (A) any person (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934 (“Exchange Act”)) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a subsidiary or any employee benefit plan (or any related trust) of the Company or a subsidiary, becomes, after the Amended Effective Date, the beneficial owner of 20% or more of the common stock or of securities of the Company that are entitled to vote generally in the election of directors of the Company (“Voting Securities”) representing 20% or more of the combined voting power of all Voting Securities of the Company.

               (B) individuals who, as of the Amended Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute a majority of the members of the Board; provided that any individual who becomes a director after the Amended Effective Date whose election or nomination for election by the Company’s stockholders was approved by a majority of the members of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened “election contest” relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 under the Exchange Act), “tender offer” (as such term is used in Section 14(d) of the Exchange Act) or a proposed Merger (as defined below)) shall be deemed to be members of the Incumbent Board; or

               (C) approval by the stockholders of the Company of either of the following:

                     (I) a merger, reorganization, consolidation or similar transaction (any of the foregoing, a “Merger”) as a result of which the persons who were the respective beneficial owners of the outstanding common stock and Voting Securities of the Company immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 60% of, respectively, the common stock and the combined voting power of the Voting Securities of the corporation resulting from such Merger in substantially the same proportions as immediately before such Merger, or

                     (II) a plan of liquidation of the Company or a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, there shall not be a Change in Control if, in advance of such event, the Executive agrees in writing that such event shall not constitute a Change in Control.

     (e)  Upon a Change in Control, the Executive shall be entitled to the following from either the Company or its successors, if any:

          (i) the Company shall fully vest any stock options previously granted to the Executive; and

          (ii) In recognition of services by the Executive in connection with any corporate activity that constitutes a Change in Control, the Company shall pay the Executive in a lump sum concurrent with or as soon as practicable following a Change in Control as defined in Section 5(d)(iv)(A), (B) or (C), a disposition fee in the amount of 1% of the Company’s enterprise value, defined as its market cap plus debt as of the date of the Change in Control.

     (f)  If any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”). The Gross-Up Payment shall be in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

     (g)  Subject to the provisions of the following subsection (k), all determinations required to be made under this Section 5, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company in the Company’s sole discretion. The Accounting Firm shall submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the Date of Termination, if applicable, and at such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on the Executive’s federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”). In the event that the Company exhausts or fails to pursue its remedies pursuant to the following subsection (k) and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

     (h)  The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by the preceding subsection (g). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive.

     (i)  The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of the Executive’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five business days pay to the Company the amount of such reduction.

     (j)  The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by the preceding subsection (g) shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of the Executive’s payment thereof.

     (k)  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which the Executive gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i) provide the Company with any written records or documents in the Executive’s possession relating to such claim reasonably requested by the Company;

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

          (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

          (iv) permit the Company to participate in any proceedings relating to such claim;

          provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this subsection (k), the Company shall control all proceedings in connection with or relating to the contest of any claim contemplated by this subsection (k) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at the Executive’s own cost and expense) and may, at its option, either pay the tax claimed and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company pays the tax claimed and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (l)  If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to the preceding subsection (k), the Executive receives any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of the preceding subsection (k)), promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon less any taxes applicable thereto). If a determination is made that the Executive shall not be entitled to any refund with respect to payment by the Company of an amount on the Executive’s behalf pursuant to the preceding subsection (k) and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 calendar days after such determination, then the amount of such payment by the Company of the amount on the Executive’s behalf shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 5.

     (m)  The Company’s obligations under this Section 5 shall survive termination of this Agreement.

6.     INSURANCE. It is understood that the Company may purchase insurance policies to fund all or part of the obligations set forth in this Agreement, provided it is understood that said obligations shall not be affected by the availability or unavailability of insurance coverage. The Executive agrees to execute such applications for insurance and to make himself available for and to undergo all reasonable medical examinations which may be required in the event the Company determines to procure or place any insurance to fund all or any part of the aforementioned obligations.

7.     ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto and supersedes all other oral and written agreements or understandings between them with respect to such matters. All previous oral or written agreements between the parties hereto with respect to such matters shall be deemed to have been completely fulfilled by both parties and shall be superseded by this Agreement. No modification or addition hereto or waiver or cancellation of any provision shall be valid except by a writing signed by the party to be charged therewith.

8.     SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their heirs, successors, assigns and personal representatives. As used herein, the successors of the Company shall include, but not be limited to, any successor by way of merger, consolidation, sale of all or substantially all of its assets, or similar reorganization. In no event may the Executive assign any duties or obligations under this Agreement.

9.     CONTROLLING LAW. The validity and construction of this Agreement or of any of its provisions shall be determined under the laws of the State of Delaware. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions hereof.

10.     NOTICES. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other party):

The Board of Directors of Sunrise Senior Living, Inc. c/o General Counsel 7902 Westpark Drive McLean, Virginia 22102 Attention: John Gaul Fax no.: (703) 744-1990

E-mail address: John.Gaul@sunriseseniorliving.com

Paul J. Klaassen 7902 Westpark Drive McLean, Virginia 22102 Fax no.: (703) 744-1630 E-mail address: Paul.Klaassen @sunriseseniorliving.com

11.     COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

12.     HEADINGS. The headings herein are inserted only as a matter of convenience and reference, and in no way define, limit or describe the scope of this Agreement or the intent of any provisions thereof.

13.     INDEMNIFICATION. The Company and the Executive shall enter into an Indemnification Agreement concurrently with the execution of this Amended Agreement. The Company may obtain coverage for the Executive under an insurance policy covering the directors and officers of the Company against claims set forth in such Indemnification Agreement if such coverage is possible at a reasonable cost, provided, however, it is understood and agreed that the Company’s obligation to indemnify the Executive as set forth in the Indemnification Agreement shall not be affected by the Company’s ability or inability to obtain insurance coverage.

     IN WITNESS WHEREOF, the parties have duly executed this Amended Agreement as of the date and year first above written.

Sunrise Senior Living, Inc.
/s/ Thomas J. Donohue

Thomas J. Donohue
Director and
Chairman, Compensation Committee

/s/ Paul J. Klaassen

Paul J. Klaassen